Exhibit 23 (i)
Opinion of Counsel

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[LETTERHEAD]
April 29, 2008
Transamerica Series Trust
570 Carillon Parkway
St. Petersburg, Florida 33716

Re:	Transamerica Series Trust (the “Trust”)
(formerly, AEGON/Transamerica Series Trust)
Offering of Shares of Beneficial Interest
Dear Sir or Madam:
In my capacity as Vice President, General Counsel and Secretary, I have acted as counsel for the Trust and have reviewed the Registration Statement under the Securities Act of 1933 on Form N-1A, and amendments thereto, with respect to the offer and shares of beneficial interest, no par value, of the above-referenced Trust.
I have examined the Trust’s Declaration of Trust and Bylaws, as amended; the proceedings of its Board of Trustees relating to the authorization, issuance, and proposed sale of the shares; and such other records and documents as I deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the shares of beneficial interest of the Trust in the manner contemplated by the aforesaid Registration Statement, as amended, such shares were validly issued, fully paid and non-assessable outstanding shares of beneficial interest of the Trust.

Very truly yours,

/s/ Dennis P. Gallagher
Dennis P. Gallagher, Esq.
Vice President, General
Counsel and Secretary

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